                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                 MARITRANS INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

[GRAPHIC OMITTED]

1818 Market Street
Philadelphia, PA 19103
215-864-1200
800-523-4511

March 26, 1999


Dear Fellow Maritrans Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Maritrans Inc. (the "Company"), which will be held on Tuesday, May 18, 1999 at 10:00 a.m., local time, in the offices of Morgan, Lewis & Bockius LLP, 18th Floor, 1701 Market Street, Philadelphia, Pennsylvania 19103.

     We plan to review the business and finances of the Company as well as answer stockholder questions. The only business matter to be considered and voted upon at the meeting will be the election of one director to serve for a three year term as more specifically discussed in the attached Proxy Statement. Also, attached you will find the Notice of the Annual Meeting and your Proxy Form.

     It is important that your shares be represented at the meeting, and we hope you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete and sign the enclosed Proxy Form and return it to us in the envelope provided as soon as possible so that your shares may be voted in accordance with your instructions. Your prompt response will save the Company the cost of further solicitation of unreturned proxies.

     We look forward to seeing you in person on May 18, 1999.


Sincerely,


/s/ Stephen A. Van Dyck
-----------------------
Stephen A. Van Dyck
Chairman of the Board

                                 MARITRANS INC.
                               1818 Market Street
                             Philadelphia, PA 19103
                              ---------------------
                          NOTICE OF 1999 ANNUAL MEETING
                                 OF STOCKHOLDERS
                             To Be Held May 18, 1999
                              ---------------------

     The Annual Meeting of Stockholders (the "Meeting") of Maritrans Inc., a Delaware corporation (the "Company"), will be held in the offices of Morgan, Lewis & Bockius LLP, 18th Floor, 1701 Market Street, Philadelphia, Pennsylvania 19103 on Tuesday, May 18, 1999 at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

          1. The election of one director to serve for a three (3) year term;
     and

          2. The transaction of such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     The close of business on March 22, 1999 has been fixed as the date of record for determining stockholders of the Company entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.

     Your attention is invited to the accompanying Proxy Statement, which forms a part of this Notice. Your vote is important. Stockholders are respectfully requested by the Board of Directors to complete and sign the accompanying Proxy Form and return it to the Company in the enclosed, postage-paid envelope, whether or not you plan to attend the meeting. If you attend the Meeting, you may revoke your proxy, if you wish, and vote in person.



                                          By Order of the Board of Directors







                                          Parker S. Wise
                                          Secretary



Philadelphia, Pennsylvania
March 26, 1999

                                 MARITRANS INC.
                               1818 Market Street
                             Philadelphia, PA 19103
                              ---------------------
                          NOTICE OF 1999 ANNUAL MEETING
                                 OF STOCKHOLDERS

                             To Be Held May 18, 1999
                              ---------------------
                                 PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Maritrans Inc. (the "Company") for use at the 1999 Annual Meeting (the "Meeting") to be held on Tuesday, May 18, 1999 at 10:00 a.m., local time, in the offices of Morgan, Lewis & Bockius LLP, 18th Floor, 1701 Market Street, Philadelphia, Pennsylvania 19103. Each proxy which is properly executed and returned in time for use at the Meeting will be voted at the Meeting and any adjournments or postponements thereof in accordance with the choices specified. Each proxy may be revoked by the person giving the same at any time prior to its exercise by notice in writing received by the Secretary.

     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail. Additional solicitation may be made by means of follow-up letter, telephone or telegram by officers and employees of the Company, who will not be specially compensated for such services. Proxy forms and materials also will be distributed to beneficial owners through brokers, custodians, nominees and similar parties, and the Company intends to reimburse such parties, upon request, for reasonable expenses incurred by them in connection with such distribution.

     The Proxy Statement and the enclosed Proxy Form are first being mailed to stockholders on or about April 1, 1999. The address of the principal executive offices of the Company is: Maritrans Inc., 1818 Market Street, 35th Floor, Philadelphia, Pennsylvania 19103.

     The Company's annual report to stockholders for the year ended December 31, 1998, including audited financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement.


                    MATTERS TO BE ACTED UPON AT THE MEETING


     As indicated in the Notice of Meeting, at the Meeting one director will be elected to serve for a three-year term. One director is not standing for re-election to the Board. The other three members of the Board who are not standing for election at the meeting, because their terms have not expired, will continue to serve on the Board.


                             VOTING AT THE MEETING


     Holders of the shares of the Company's Common Stock, $.01 par value ("Common Stock"), of record at the close of business on March 22, 1999, are entitled to vote at the Meeting. As of that date, 12,107,402 shares of the Common Stock were outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the Meeting shall constitute a quorum.

     The Company presently has no other class of stock outstanding and entitled to be voted at the Meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. A plurality of votes cast at the Meeting is required for the election of a director. The affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote is required to take action with respect to any other matter as may be properly brought before the meeting, unless a different vote is required by law, the Company's Restated Certificate of Incorporation or the Company's By-Laws.

     With regard to the election of a director, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect.

     Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors if they have not received instructions from a beneficial owner. A failure by brokers to vote shares will have no effect in the outcome of the election of a director, as a director is to be elected by a plurality of the votes cast.

     Shares cannot be voted at the Meeting unless the holder of record is present in person or represented by proxy. The enclosed Proxy Form is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed Proxy Form will be voted at the Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy Form; if no choice has been specified, the shares will be voted as recommended by the Board. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     Execution of the accompanying Proxy Form will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the Meeting, or by executing a later-dated proxy that is received by the Company before the Meeting.

     Your proxy vote is important to the Company. Accordingly, you are asked to complete, sign and return the accompanying Proxy Form whether or not you plan to attend the Meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent (American Stock Transfer & Trust Company) in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.


                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors of the Company is classified into three classes of directors having staggered terms of office.

     The Board currently is comprised of five directors serving staggered terms of office. The term of two current directors, Dr. Craig E. Dorman and Mr. Eric
H. Schless, will expire at the 1999 Annual Meeting. The Board has nominated Dr. Dorman for election as a director of the Company for a term of office, which would expire in 2002. Mr. Schless is not standing for re-election to the Board of Directors. The Board of Directors expects to appoint a director in 1999 to fill a term which would expire in 2001. The remaining three directors will continue to serve in accordance with their prior election.

     Unless instructed otherwise, the persons named in the enclosed proxy, or their substitutes, will vote signed and returned proxies FOR the nominee. The nominee has agreed to serve if elected. The director is to be elected by a plurality of the votes cast at the Meeting.

     If for any reason not presently known, the nominee is not available for election, another person may be nominated by the Board and voted for in the discretion of the persons named in the enclosed proxy. Vacancies on the Board occurring after the election will be filled by Board appointment to serve as provided by the Company's By-Laws.

     The Board of Directors recommends a vote FOR the nominee.


Requirements for Advance Notification of Nominees

     Section 4.13(b) of the Company's By-Laws provides that any stockholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the stockholder's intent to make such a nomination is received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors with certain exceptions. This notice must contain or be accompanied by the following information:

          (a) the name of the stockholder who intends to make the nomination;

          (b) a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;


          (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had proxies been solicited with respect to the nominee by the management or Board of Directors of the Company;


          (d) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and


          (e) the consent of each nominee to serve as a director of the Company.


     Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Secretary of the Company no later than May 4, 1999.


     INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS AND REGARDING
                              CONTINUING DIRECTORS


     The information provided herein as to personal background has been provided by each director and nominee as of March 1, 1999.


Nominee for Election at the 1999 Annual Meeting for Term Expiring in 2002


Dr. Craig E. Dorman..........   Dr. Dorman is on an Intergovernmental Personnel Act (IPA) assign-
                                ment to the Office of Naval Research (ONR) from Pennsylvania State
                                University, where he is a Senior Scientist at the Applied Research Lab.
                                During 1996 and 1997 his IPA assignment was Technical Director of
                                ONR's International Field Office in London; he currently serves as special advisor to the Chief of Naval Research in Washington. From
                                1993 until mid-1995, he served as Deputy Director Defense Research and Engineering for Laboratory Management, U.S. Department of
                                Defense, on an IPA assignment from Woods Hole Oceanographic Insti-
                                tute (WHOI). He was Director and Chief Executive Officer of WHOI
                                from 1989 through 1993. From 1962 to 1989, Dr. Dorman was an officer in the U.S. Navy, most recently Rear Admiral and Program
                                Director for Anti-Submarine Warfare. He is a member of the Compa-
                                ny's Audit, Nominating and Compensation Committees of the Board of
                                Directors. Dr. Dorman is 58 and has served on the Board of Directors since 1991.

Directors Continuing in Office with Terms Expiring in 2000

Stephen A. Van Dyck..........   Mr. Van Dyck has been Chairman of the Board and Chief Executive
                                Officer of the Company and its predecessor since April 1987. For the previous year, he was a Senior Vice President -- Oil Services, of Sonat
                                Inc. and Chairman of the Boards of the Sonat Marine Group, another predecessor, and Sonat Offshore Drilling Inc. For more than five years prior to April 1986, Mr. Van Dyck was the President and a director of the Sonat Marine Group and Vice President of Sonat Inc. Mr. Van
                                Dyck is a member of the Board of Directors of Amerigas Propane, Inc.
                                Mr. Van Dyck is also the Chairman of the Board and a director of the
                                West of England Ship Owners Mutual Insurance Association (Luxem-
                                bourg), a mutual insurance association. He is a member of the Compa-
                                ny's Finance (Chairman) and Nominating Committees of the Board of
                                Directors. See "Compensation of Directors and Executive Officers --
                                Employment Agreements." Mr. Van Dyck is 55 and has served on the
                                Board of Directors since 1986.

Dr. Robert E. Boni .............   Dr. Boni retired as Chairman of Armco Inc., a steel, oil field equipment and insurance corporation on November 30, 1990. Dr. Boni became
                                   Chief Executive Officer of Armco Inc. in 1985 and Chairman in 1986.
                                   He served as Non-Executive Chairman of the Board of and consultant for Alexander & Alexander Services Inc., an insurance services com-
                                   pany, during 1994 and as a consultant for that company during January
                                   1995. He is a member of the Company's Compensation (Chairman),
                                   Audit (Chairman) and Finance Committees of the Board of Directors.
                                   Dr. Boni is 71 and has served on the Board of Directors since 1990.

Director Continuing in Office with Term Expiring in 2001

Robert J. Lichtenstein .........   Mr. Lichtenstein has been a partner in the law firm of Morgan, Lewis
                                   & Bockius LLP since 1988. He is a member of the Company's Finance and Nominating (Chairman) Committees of the Board of Directors. See
                                   "Certain Transactions -- Other". Mr. Lichtenstein is 51 and has served on the Board of Directors since 1995.

         Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1999:



                                                   Shares
                                                Beneficially      Percent         Voting Power            Investment Power
    Name and Address of Beneficial Owner            Owned        Of Class       Sole        Shared        Sole       Shared
--------------------------------------------   --------------   ----------   ---------   -----------   ---------   ----------
The Goldman Sachs Group, L.P. ..............     1,381,500      11.38%              0     1,381,500           0    1,381,500
 and Goldman Sachs & Co.
 85 Broad Street
 New York, NY 10004
Ingalls & Snyder LLC .......................     1,339,855      11.04%         40,100             0      40,100    1,299,755
 61 Broadway
 New York, NY 10006
Kahn Brothers & Co., Inc. ..................       770,454       6.35%              0             0           0      770,454
 555 Madison Avenue, 22nd Floor
 New York, NY 10022
The Guardian Life Insurance ................       940,700       7.75%        222,400       718,300     222,400      718,300
 Company of America and Affiliates (1)
 201 Park Avenue South
 New York, NY 10003
Dimensional Fund Advisors Inc. (2) .........       639,900       5.27%        639,900             0     639,900            0
 1299 Ocean Avenue,
 11th Floor
 Santa Monica, CA 90401


------------
(1) Filed "Schedule 13G" as a group in accordance with Reg. 240.13d-1(b)(1)(ii)(H). This group consists of the following entities: The Guardian Life Insurance Company of America; Guardian Investor Services Corporation; The Guardian Park Ave. Fund; The Guardian Stock Fund, Inc.; The Guardian Small Cap Stock Fund; The Guardian Employees' Incentive Savings Plan; and The Guardian Life Insurance Company of America Master Pension Trust.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 639,900 shares of Maritrans Inc. stock as of December 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     All the information in the table is presented in reliance on information disclosed by the named individuals and groups in Schedule 13Gs, filed with the Securities and Exchange Commission.

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director of Maritrans Inc., by each executive officer named in the Summary Compensation Table under "Compensation of Directors and Executive Officers -- Executive Compensation," and by all directors and executive officers of Maritrans Inc. and its subsidiaries, as a group, as of March 1, 1999.



                                                                      Shares Beneficially
                                                                            Owned(1)
                                                                     ----------------------
                               Name                                    Shares      Percent
                               ----                                  ---------   ----------
Stephen A. Van Dyck ..............................................    479,035      3.86%
Dr. Robert E. Boni(2) ............................................     16,962         *
Dr. Craig E. Dorman (3) ..........................................      7,239         *
Robert J. Lichtenstein(4) ........................................     10,356         *
Eric H. Schless ..................................................      3,462         *
Janice M. Smallacombe ............................................     52,000         *
John J. Burns ....................................................     34,743         *
Steven E. Welch ..................................................     40,550         *
H. William Brown .................................................     11,143         *
All directors and executive officers as a group (12 persons) .....    744,083      5.97%

------------
* less than one percent

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all Common Stock owned by such person.

(2)  Dr. Boni has shared investment power with his wife.

(3) Dr. Dorman has shared investment power for a portion of the shares with his wife.

(4)  Mr. Lichtenstein has shared investment power with his wife.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable within 60 days of March 1, 1999, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Shares that carry restrictions as to vesting and shares subject to options currently exercisable within 60 days of March 1, 1999, are considered beneficially owned with respect to this table.


                      COMMITTEES OF THE BOARD OF DIRECTORS

     There were seven Board of Directors meetings and twelve Board of Directors Committee meetings during fiscal 1998. Each director attended more than 75% of the combined number of meetings of the Board of Directors and committees thereof on which he served.

     The Board of Directors has established standing Audit, Compensation, Finance and Nominating Committees. The principal responsibilities of each such committee are described below. The members of each such committee are identified in the director biographies set forth under "Information Regarding Nominees for Election as Directors and Regarding Continuing Directors."

     The Audit Committee, presently consisting of two non-employee directors, met three times in 1998, and ordinarily meets three times annually. The members are appointed annually by the Company's Board of Directors. The Committee has responsibility for recommending to the Board of Directors the independent auditors to be retained by the Company; reviewing the audited financial results for the Company; reviewing with the Company's independent auditors the scope and results of their audits; reviewing with the independent auditors and Company management the Company's accounting and reporting principles, practices and policies and the adequacy of the Company's accounting, operating and financial methods and controls.

     The Compensation Committee, presently consisting of two non-employee directors, met four times in 1998. The Compensation Committee is required to meet twice annually. Members are appointed annually by the Company's Board of Directors. The primary duties of the Compensation Committee are annually reviewing and recommending to the Board of Directors, for final approval, the total compensation package for all executive management employees of the Company (executive management employees are defined as positions at the vice president level and above); annually reviewing and approving the general compensation policy and practice for all other employees of the Company and subsidiaries; administering the Equity Compensation Plan; administering the Performance Unit Plan and the bonus plan; determining the contribution to the profit sharing portion of the Profit Sharing and Savings Plan; considering and recommending to the Board of Directors, when appropriate, amendments or modifications to existing compensation and employee benefit programs and adoption of new plans; evaluating the performance of the Company's Chief Executive Officer against pre-established criteria and reviewing with him the performance of the senior officers who report to him.


     The Finance Committee, presently consisting of two non-employee directors and the Company's Chairman, met three times during 1998. The members are appointed annually by the Company's Board of Directors. The primary duties and responsibilities of the Finance Committee include: periodically reviewing the amounts and nature of financings available to the Company and subsidiaries; monitoring the status of the Company's existing financings, lines of credit and letters of credit; making recommendations to the Board of Directors with respect to any existing or proposed financing involving the Company or any subsidiary; making recommendations to the Board with respect to dividend policy of the Company; and reviewing and monitoring the Company's investment policy and practices, including without limitation, with respect to the assets of the Retirement and Profit Sharing and Savings Plans.


     The Nominating Committee, presently consisting of two non-employee directors and the Company's Chairman, met twice during 1998. The chair of the committee must be a non-employee director, as must be a majority of its members. The members are appointed annually by the Company's Board of Directors. The primary duties and responsibilities of the Nominating Committee include: annually determining and recommending to the Board the slate of nominees to be members of the Board that will be submitted to and voted upon by the stockholders; determining and recommending to the Board that individual who is to be elected by the Board as a member to fill a vacancy; annually determining and recommending to the Board those directors who are to serve as members of the various committees of the Board and recommending chairs of each of the committees; periodically considering the size of the Board and, when appropriate, recommending changes to the Board; and periodically evaluating the standing committees of the Board and, when appropriate, recommending deletion or creation of additional committees.


                        EXECUTIVE OFFICERS OF THE COMPANY

     See "Information Regarding Nominees For Election As Directors And Regarding Continuing Directors" for information concerning Mr. Van Dyck, an employee-director of the Company.

     Mr. Brown was named Chief Financial Officer of the Company in June 1997 and provides strategic and financial consulting services to the Company on a contractual basis. Previously, Mr. Brown was Chief Financial Officer of Conrail Inc., where he had been employed since 1978. Mr. Brown is also a member of the Board of Directors of XTRA Corporation.

     Ms. Smallacombe is Senior Vice President of the Company and has been continuously employed by the Company or its predecessors in various capacities since 1982.

     Mr. Burns is President of Maritrans Operating Partners L.P. and has been continuously employed by the Company or its predecessors in various capacities since 1975.

     Mr. Welch is Vice President of the Company and has been continuously employed by the Company or its predecessors in various capacities since 1977.

     Mr. Bromfield is Treasurer and Controller of the Company and has been continuously employed in various capacities by Maritrans or its predecessors since 1981.

     Mr. Wise was named Secretary and General Counsel of the Company in June 1998. Previously, Mr. Wise was engaged in the private practice of law since April 1997. Prior to that, Mr. Wise acted as in-house Counsel for Trans Ocean Express since May 1993.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors' Compensation

     During fiscal 1998, pursuant to its compensation policy for outside directors, the Company paid outside directors $1,000 for each Board of Directors meeting attended and $500 for each Board of Directors committee meeting attended, plus expenses. In addition, the outside directors were paid Board of Directors annual retainer fees at the annual rate of $18,000 each, of which one-half was paid in Common Stock resulting in the issuance of 966 shares each to Messrs. Boni, Dorman, Lichtenstein and Schless. Each outside director also received a retainer of $1,000 for each Board of Directors committee on which he served. Aggregate directors fees paid in 1998 for Board of Directors meetings and Board of Directors Committee meetings amounted to $125,500.


Executive Compensation

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of Maritrans Inc. or its subsidiaries in 1998, 1997, and 1996.


                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation            Long-Term Compensation
                                         ---------------------   ---------------------------------------
                                                                           Awards               Payouts
                                                                  Restricted     Securities
                                                                     Stock       Underlying       LTIP       All Other
                                           Salary      Bonus        Awards         Options      Payouts     Compensation
 Name and Principal Position     Year       ($)         ($)         ($)(1)           (#)         ($)(2)        ($)(3)
-----------------------------   ------   ---------   ---------   ------------   ------------   ---------   -------------
Stephen A. Van Dyck             1998      371,924      76,500       411,839        52,968        68,813       44,149
Chairman of the Board           1997      300,739     175,565        15,069         3,345        59,120       17,910
and Chief Executive Officer     1996      275,600      38,722       321,232        32,486       192,000        4,112

Janice M. Smallacombe           1998      172,981      23,800       106,139        14,131        12,576           --
Senior Vice President           1997      141,760      83,114       101,899        10,119        20,000        7,148
                                1996      113,370       9,048        67,973         5,830            --           --

John J. Burns                   1998      138,654      14,280        72,242        10,304         4,160           --
President, Maritrans            1997      120,943      54,940       162,694        14,233            --        5,935
Operating Partners L.P.         1996       89,727       4,269        16,974         1,972            --           --

Steven E. Welch                 1998      138,654      14,280        75,750        10,576        23,916           --
Vice President                  1997      118,134      56,204       148,782        13,440            --        5,866
                                1996       86,808       5,620        11,632         1,352            --           --

H. William Brown (4)            1998      154,450          --        49,887         5,543            --           --
Chief Financial Officer         1997       78,000          --            --            --            --           --
                                1996           --          --            --            --            --           --

------------
(1) The shares granted carry restrictions, which restrictions lapse based on the passage of time, up to five years.

     At December 31, 1998, the named officers' aggregate restricted shares and values were as follows:


                       AGGREGATE RESTRICTED STOCK HOLDINGS



                                                               # of shares that will vest
                                   # of shares     $ value         within three years
                                  -------------   ---------   ---------------------------
Stephen A. Van Dyck ...........      80,233        526,529               77,822
Janice M. Smallacombe .........      31,305        205,439               18,083
John J. Burns .................      32,341        212,238               11,704
Steven E. Welch ...............      29,553        193,942               10,576
H. William Brown ..............       5,543         36,376                5,543

(2) Amounts relate to awards granted in 1993, 1994 and 1996 under the Company's Long-Term Incentive Plan which value was determined pursuant to a formula based on average pre-tax earnings for 1993 and 1994 and economic value added (EVA(R)) for 1996 of the Company. The formula assigns to each unit a specific dollar value based on the Company's financial results over the specified performance period. These awards were paid out in March and September of the respective years shown.

(3) Amounts shown in this column represent, as applicable, Company contributions under the Maritrans Inc. Profit Sharing and Savings Plan, accruals under the Excess Benefit Plan, and insurance premiums paid pursuant to such officers' employment agreement. See "Certain Transactions."

(4) Mr. Brown is not employed by the Company but has entered into a contractual relationship paying him for strategic and financial consulting services at a contractual rate. Total payments for these services are recorded in the above table as salary.


Option Grants in 1998

     The following table sets forth certain information concerning options granted during 1998 to the named executives:



                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                    Number of     % of Total                                   Annual Rates of Stock
                                   Securities       Options                                      Price Appreciation
                                   Underlying     Granted to      Exercise                       for Option Term (1)
                                     Options       Employees       Price       Expiration    --------------------------
Name                                 Granted        in 1998      ($/Share)        Date            5%            10%
----                              ------------   ------------   -----------   ------------   -----------   ------------
Stephen A. Van Dyck ...........      31,876      47.63%         $  9.125        2/05/08       $182,926      $ 463,569
Janice M. Smallacombe .........       6,652       9.94%         $  9.125        2/05/08         38,174         96,739
John J. Burns .................       2,294       3.43%         $  9.125        2/05/08         13,164         33,361
Steven E. Welch ...............       3,148       4.70%         $  9.125        2/05/08         18,065         45,781
H. William Brown ..............       9,400      14.05%         $  9.000        5/18/08         53,204        134,831

------------
(1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the price of the Common Stock. The Company did not use an alternative formula for a grant valuation, an approach which would state gains at present, and therefore lower, value.

EVA(R) is a registered trademark of Stern Stewart & Co.

Aggregated Options Exercises in 1998 and 1998 Year-end Options Values

     The following table summarizes options exercised during 1998 and presents the value of unexercised options held by the named executives at year-end:



                                                                    Number of
                                                                    Securities                        Value of
                                                                    Underlying                       Unexercised
                                                                   Unexercised                      In-the-Money
                                                                     Options                           Options
                                      Shares                       at 12/31/98                       at 12/31/98
                                     Acquired        Value       Exercisable (E)                   Exercisable (E)
Name                               on Exercise     Realized     Unexercisable (U)                 Unexercisable (U)
----                              -------------   ----------   -------------------               ------------------
Stephen A. Van Dyck ...........        0              0              256,612              (E)         $541,014             (E)
                                                                      56,879              (U)           26,777             (U)
Janice M. Smallacombe .........        0              0               13,307              (E)           21,208             (E)
                                                                      20,658              (U)            5,403             (U)
John J. Burns .................        0              0                  657              (E)              781             (E)
                                                                      17,842              (U)            1,848             (U)
Steven E. Welch ...............        0              0                  451              (E)              536             (E)
                                                                      17,489              (U)            1,546             (U)
H. William Brown ..............        0              0                9,400              (U)               --             (U)

Retirement Plan

     The following table sets forth the estimated annual benefits payable upon retirement under the Maritrans Inc. Retirement Plan and Excess Benefit Plan.


                               PENSION PLAN TABLE


    Annual                  Years of Credited Service
 Compensation        15           20           25           30
--------------   ----------   ----------   ----------   ----------
   $ 100,000      $ 24,000     $ 32,000     $ 40,000     $ 48,000
     125,000        30,000       40,000       50,000       60,000
     150,000        36,000       48,000       60,000       72,000
     175,000        42,000       56,000       70,000       84,000
     200,000        48,000       64,000       80,000       96,000
     225,000        54,000       72,000       90,000      108,000
     250,000        60,000       80,000      100,000      120,000
     275,000        66,000       88,000      110,000      132,000
     300,000        72,000       96,000      120,000      144,000
     325,000        78,000      104,000      130,000      156,000
     350,000        84,000      112,000      140,000      168,000
     375,000        90,000      120,000      150,000      180,000
     400,000        96,000      128,000      160,000      192,000
     425,000       102,000      136,000      170,000      204,000
     450,000       108,000      144,000      180,000      216,000
     475,000       114,000      152,000      190,000      228,000
     500,000       120,000      160,000      200,000      240,000

     The following table sets forth the years of credited service through December 31, 1998, for the Chief Executive Officer and the other four most highly compensated executive officers of Maritrans Inc. or its subsidiaries.


                           YEARS OF CREDITED SERVICE



                                             Years of
                    Recipient            Credited Service
                   -----------           ----------------
              Stephen A. Van Dyck             24.5
              Janice M. Smallacombe           16.0
              John J. Burns                   23.0
              Steven E. Welch                 21.5
              H. William Brown                 0.0


     Each eligible employee who has completed 1,000 hours of service in an eligibility computation period becomes a participant in the Maritrans Inc. Retirement Plan. The Retirement Plan is a noncontributory defined benefit pension plan under which the contributions are actuarially determined each year. Retirement benefits are calculated, for those employees who commenced participation on or after August 14, 1984, as 48% of the average basic monthly compensation reduced by 1/30th for each year of service at retirement which is under 30 years of service, or for those employees who commenced participation before August 14, 1984, the greater of (i) the foregoing benefit or (ii) 38.5% of average basic monthly compensation reduced by 1/15th for each year of service at retirement which is under 15 years of service. Average basic monthly compensation is determined by averaging compensation for the five consecutive plan years that will produce the highest amount.

     Benefits are paid in the form of a joint and survivor annuity for married participants and in the form of a ten-year certain single life annuity for unmarried participants, unless an actuarially equivalent payment option is selected. The preceding "Pension Plan Table" shows estimated annual retirement benefits, payable in the form of a ten-year certain single life annuity, at the normal retirement age of 65 for specified compensation and years of credited service classifications.

     The Internal Revenue Code limits annual benefits that may be paid under tax qualified plans. Benefits under the Retirement Plan which exceed such limitations are payable under the Excess Benefit Plan. The Excess Benefit Plan pays a monthly benefit to the participant equal to the amount by which monthly benefits under the Retirement Plan would exceed the Internal Revenue Code limitations.

     Annual compensation taken into account under the foregoing plans in 1998 for the officers listed in the Summary Compensation Table was $375,000 for Mr. Van Dyck, $175,000 for Ms. Smallacombe, $140,000 for Mr. Burns and $140,000 for Mr. Welch. Pension amounts are not subject to reduction for Social Security benefits. Mr. Brown is not employed by the Company but has entered into a contractual relationship paying him for strategic and financial consulting services at a contractual rate. Mr. Brown's relationship does not include pension benefits.


Employment Agreements

     On October 5, 1993, the Company entered into an Employment Agreement with Mr. Van Dyck to take effect on April 1, 1993, the date on which he was first employed by the Company following the conversion of Maritrans Partners L.P. to corporate form. The terms of the Employment Agreement continue until written notice of termination is given by one of the parties. The contract provides for base salary at the annual rate of $312,900. Base salary may be adjusted by the Company's Board of Directors pursuant to its normal review policies. The Employment Agreement also provides for the payment of bonuses in accordance with the terms of the Annual Incentive Plan of the Company, and for retirement and other benefits in accordance with the Company's current policies for senior executive officers. A lump sum severance payment equal to 36 months of base salary plus incentive compensation would be payable if Mr. Van Dyck is terminated without cause. In the event Mr. Van Dyck is terminated for cause, only such compensation as has already been accrued will be paid. In the event of his termination of employment upon a change of control, a payment equal to 2.99 multiplied by his average annual total compensation over the five years preceding the change of control will be paid in a lump sum. Termination of employment upon a change of control is broadly defined to include involuntary termination as well as constructive termination. Mr. Van Dyck's Employment Agreement provides for a death benefit equal to 12 months of base salary plus a pro rata portion of any bonus due in addition to any insurance benefits otherwise provided by the Company for its senior executive officers. The Employment Agreement for Mr. Van Dyck also provides for 24 months of base salary plus bonuses in the event of disability, which amounts are reduced by any amounts paid under the Company's Long-Term Disability Plan. In return, Mr. Van Dyck promises to hold in confidence confidential information about the Company and its business and not to compete with the Company for a year following termination through any connection with a customer or competitor of the Company in a defined geographical area in which the Company does business.


Severance and Non-Competition Agreements


     Effective June 1, 1995, the Company entered into a Severance and Non-Competition Agreement with Ms. Smallacombe. On March 4 and March 5, 1997, the Company entered into similar agreements with Messrs. Burns and Welch, respectively. All of these agreements were modified in July 1997. The terms of these agreements are for two years and are automatically renewed for successive one-year periods unless the Company gives written notice of termination. The agreements generally provide for the payment to each individual of one year of base compensation if any such individual is terminated without cause. In the event any such individual is terminated for cause, only such compensation as has already been accrued will be paid. In addition, these agreements provide for a payment equal to 1.99 times the base salary if any such individual is terminated following a change in control of the Company or within six months of a change of control of the Company. On December 1, 1998, the Company entered into a similar agreement with Mr. Wise. Mr. Wise's agreement provides for the payment of 1.5 times base compensation if termination occurs following a change in control of the Company or if termination occurs within six months of a change of control of the Company provided termination was without cause. In return for such compensation, each individual promises to hold in confidence confidential information about the Company and its business and not to compete with the Company for a year following termination through any connection with a customer or competitor of the Company in a defined geographical area in which the Company does business.


Compensation Committee Interlocks and Insider Participation

     During fiscal 1998, the members of the Compensation Committee of Maritrans Inc.'s Board of Directors (the "Committee") were responsible for approving all forms of executive compensation. Dr. Boni and Dr. Dorman comprised the Committee; Mr. Schless was a member until March 1998. None of these individuals received compensation as an officer of the Company during fiscal 1998. No officer of the Company presently serves as a member of the Compensation Committee.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

I. Compensation Philosophy and Strategy

     Maritrans strives to increase its earnings and to enhance shareholder value by assuring an appropriate return on its assets and equity. Three elements of the business strategy critical to achieving growth in earnings are minimizing the financial risks and costs associated with a traditional marine transportation business, operating safely and positioning the Company as a long-term Jones Act carrier.

     The business environment in the core business continues to be intensely competitive and subject to many rigid environmental laws and operating regulations. Maritrans believes that to be successful under these conditions requires great ingenuity, continuous learning and personal dedication in its key employees. Therefore, it is critical that Maritrans' total compensation program attract and retain the highest caliber of people necessary to generate success for the Company and its shareholders.

     Maritrans' philosophy for its executive compensation programs has been to reward on the basis of the most relevant factors that drive the return to shareholders. Maritrans identified these factors to be:

     o preservation of the business through safe operations, especially in light of the provisions of the Oil Pollution Act of 1990 and subsequent state oil pollution laws;

     o    achievement of annual financial goals; and

     o    achievement of long-term shareholder value.

     The Committee and management recognize the need to review continuously the Company's executive compensation program to ensure that it:

     o is effective in driving performance to achieve long-term strategic goals;

     o    results in increased shareholder value;

     o    is cost effective;

     o    balances shareholder interests with employee rewards;

     o    is well communicated and understood by program participants;

     o    is competitive with other similar industry organizations.

     Maritrans regularly consults with compensation and benefit consultants. In 1998, Maritrans engaged an independent compensation and benefits consulting firm to review the executive compensation and benefits program and to advise the Board on related market data. Early in 1999, Maritrans engaged a new independent compensation and benefits consulting firm to review and revise the compensation program for implementation in 1999. The focus of this study is a review of the above criteria to ensure and determine the relevance and importance of these factors to executive compensation.


II. Program Description

     A. Total Compensation Approach

     Maritrans' compensation strategy is to place a substantial amount of executive total compensation at risk in the form of performance-based programs. Therefore, in conjunction with base salary, in 1998 Maritrans' executives participated in three incentive-based plans: an annual incentive plan, an equity compensation plan and a long-term performance unit plan, all rewarding increased shareholder value. Under these plans, Maritrans' executives can achieve total compensation levels significantly above the average peer comparison levels when annual and long-term performance significantly exceeds established goals and shareholders are rewarded through stock price growth and dividends. Likewise, total executive compensation could fall substantially below average levels when established goals for safe operations, financial achievement and shareholder return are not achieved.

     Peer companies included in the competitive labor market analysis during 1998 are similar to the same group as those companies included in the performance graph of Maritrans' total shareholder returns (stock price growth and dividend reinvestment) accompanying this report.

     B. Base Salaries

     Executive base salaries are determined according to job responsibilities, strategic contribution level, market compensation data, performance and experience criteria. In 1998, salary bands were set at approximately the median level of published survey data and are reviewed annually, with adjustments based on the labor market analyses. Individual base salaries are also reviewed annually.

     In 1998, the named executives other than Mr. Van Dyck received base salary increases based on market data and reflecting the promotion of certain executives within this category. Mr. Van Dyck's compensation information is available in the "Summary Compensation Table" and also, Section III, "Chief Executive Officer Compensation."

     C. Annual Incentive Plan

     Based on market data for similarly performing companies, during 1998 the Committee maintained the level of executive annual incentive bonus targets as a percentage of base salaries. This year, the Committee set one-third of annual bonus opportunity on total Company safety results, one-third of annual bonus opportunity on total Company financial results and one-third of annual bonus opportunity based on individual performance goals.

     The Committee believes that the Plan provided a financial reward only for the achievement of substantial business results. Both the financial and safety targets for 1998 were substantially more difficult to achieve than in past years. Bonuses were awarded to executive officers based upon the recommendation of the Chief Executive Officer and the determination by the Committee that such bonuses were an appropriate reward for the economic and operating performance results achieved by the Company during 1998.

     Safety and oil spill results, where Maritrans' employees could affect the outcome represent one-third of total bonus opportunity. The incident associated with the Ocean States eliminated an award from the safety portion for all employees. Financial targets were based on Company-wide results as measured by economic value added (EVA(R)) and represents one-third of the bonus opportunity. EVA(R) is calculated by subtracting the product of the cost of capital times the value of the capital employed in the business from the after tax net operating profits. In 1998, the Company's overall financial results did not meet the plan's established minimum threshold target. Therefore, the financial portion of the bonus was not paid. Based on the safety, financial and personal performance results, the bonuses for the named executives for the 1998 fiscal year were paid at 34% of total bonus targets, paid exclusively on each individual's achievement of personal bonus goals.

     D. Long Term Incentive

     Compensation from these incentive plans is based on increasing shareholder value through stock price and improving the long-term financial results of the Company.

     The Committee believes that stock ownership by executive officers is important as it aligns a portion of each executive's compensation with the economic interest of the shareholder of the Company. The Committee believes that stock option grants provide opportunities for capital accumulation, promote long-term retention and foster an executive officer's proprietary interest in the Company. Under the Executive Award Plan, options are issued at a price equal to the fair market value of a share on the date of grant, and the options expire after ten years. The grant of stock options is discretionary. For the current option position of each executive, refer to the table, "Aggregated Options Exercises in 1998 and 1998 Year-End Options Values". Because the Company and the Committee believe that stock options are a valuable incentive, stock options have been extended to other individuals employed by the Company.

     The Committee also believes that actual and immediate stock ownership is another integral part of promoting the shareholder economic interest and tying executive compensation directly to the success of the Company. Accordingly, all named executives also received restricted stock grants in 1998. The shares were issued at a price equal to the fair market value of a share on the date the stock was granted. Restrictions on the shares lapse on the two-year anniversary of the grant. Because the Company and the Committee believe that restricted stock is a valuable incentive, restricted stock has also been awarded to other individuals employed by the Company.

     All named executives continued as participants in the Performance Unit Plan in 1998. The objectives of the Plan are to provide a meaningful long-term incentive to senior executives and encourage their continued employment by the Company. The Plan determines the amount of compensation based upon the economic performance of the Company over a pre-determined period of time. Other individuals employed by the Company continue to be participants in the Performance Unit Plan.

     A one-year performance unit cycle ended December 31, 1998. The Company's financial performance did not yield a Performance Unit payout.

III. Chief Executive Officer Compensation

     The salary, annual bonus, stock options and performance unit awards of the Chief Executive Officer are determined by the Committee in conformance with the policies described above. Mr. Van Dyck was paid a base salary for the fiscal year ending December 31, 1998, of $375,000, a twenty-one percent increase over 1997. In addition, Mr. Van Dyck's annual bonus opportunity and his long-term incentives were increased by thirty-three percent over the previous year. However, Mr. Van Dyck received only 34% of his bonus potential and no Performance Unit payout. The increases were a result of market studies that showed that Mr. Van Dyck was not being compensated competitively when compared to other chief executives. The Committee believes its philosophy of placing a substantial portion of an executive's compensation at risk, dependent upon the Company's performance, was achieved.

------------
EVA(R) is a registered trademark of Stern Stewart & Co.

IV. Internal Revenue Code Considerations

     Payments made during 1998 to the Chief Executive Officer and the other named officers under the plans discussed above (other than the Equity Compensation Plan) were made without regard to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. That section restricts the federal income tax deduction that may be claimed by a "public company" for compensation paid to the chief executive officer and any of the four most highly compensated other officers to $1.0 million except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The stock option plan and stock option grants made on and after April 1, 1993, were approved by shareholders in April 1994, and meet the requirements of Section 162(m). The Committee does not believe that the provisions of Section 162(m) will have any adverse effect on the Company's other incentive plans at the current levels of compensation being paid to the executive officers.


Respectfully Submitted,
Compensation Committee
of Maritrans Inc. Board of Directors





Dr. Robert E. Boni                        Dr. Craig E. Dorman
Chairman

                        TOTAL STOCKHOLDER RETURN GRAPH

     The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years.

     The following chart shows a five year comparison of cumulative total returns for the Company's Common Stock during the five fiscal years ended December 31, 1998 with the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index. The comparison assumes an investment of $100 on December 31, 1993 in each index and the Company's Common Stock and that all dividends and distributions were reinvested.

Equity Index
       12/31/93         543.13         100.00
       12/31/94         547.12         100.73
       12/30/95         753.24         138.69
       12/31/96         926.76         170.63
       12/31/97        1241.45         228.57
       12/31/98        1597.09         294.05

Marine Transportation
       12/31/93         591.84         100.00
       12/31/94         543.35          91.81
       12/30/95          619.8         104.72
       12/31/96         755.87         127.72
       12/31/97         911.15         153.95
       12/31/98          561.5          94.87

Maritrans
       12/31/93          4.125         100.00
       12/31/94       5.515625         133.71
       12/30/95       6.015625         145.83
       12/31/96         6.5625         159.09
       12/31/97      10.890625         264.02
       12/31/98        7.65625         185.61

                             CERTAIN TRANSACTIONS

     For a description of employment agreements and severance and non-competition agreements with the executive officers of the Company see "Compensation of Directors and Executive Officers--Employment Agreements" and "Compensation of Directors and Executive Officers--Severance and Non-Competition Agreements." In June 1997, the Company entered into a consulting agreement with
H. William Brown. Mr. Brown was named Chief Financial Officer and provides strategic and financial consulting services to the Company.

Other

     Robert J. Lichtenstein is a partner in the law firm of Morgan, Lewis & Bockius LLP. The Company retained this firm for various matters during the 1998 fiscal year and expects to do so again during 1999. The Company previously leased approximately 9,500 square feet from this firm, which lease expired in 1998. The amount paid for this lease in 1998 was $114,000.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, independent auditors, were the Company's auditors for the fiscal year ended December 31, 1998, and are expected to be retained for the fiscal year ending December 31, 1999. Representatives of Ernst & Young LLP are expected to be present at the Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.

                                 OTHER MATTERS

     Management is not aware of any matters to come before the Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter requiring stockholder action should properly come before the Meeting or any adjournments or postponements thereof, those persons named as proxies on the enclosed Proxy Form will vote thereon according to their best judgment.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Proposals of stockholders proposed to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at the offices shown on the first page of the Proxy Statement on or before February 16, 2000, in order to be considered for inclusion in the proxy material to be issued in connection with such meeting. Proposals should be directed to the attention of the Secretary of the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all such reports they file.

     Based solely on written representations of purchases and sales of the Company's Common Stock from reporting persons, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of the Company's Common Stock have been observed in respect of fiscal 1998.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K, including financial statements and schedule, excluding exhibits, for the fiscal year ended December 31, 1998, is available without charge, upon written request, to each stockholder of record on March 22, 1999. Requests should be directed to Mr. Walter T. Bromfield, Treasurer and Controller, Maritrans Inc., 1818 Market Street, 35th Floor, Philadelphia, Pennsylvania 19103.

                                                    By order of the Board of
                                                    Directors


                                                    Parker S. Wise
                                                    Secretary
Dated: March 26, 1999

                                 MARITRANS INC.
                                     PROXY

     This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 18, 1999.

     This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted as set forth in the proxy statement FOR the election of the Director.

     The stockholder(s) represented herein appoint(s) Janice M. Smallacombe, and Walter T. Bromfield, or any of them, proxies with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Maritrans Inc. to be held at the offices of Morgan, Lewis & Bockius, 18th Floor, 1701 Market Street, Philadelphia, Pennsylvania, on May 18, 1999 at 10:00 a.m., and in any adjournment or postponement thereof, as specified in this proxy:

     (To Be Signed on Reverse Side.)



     Please Detach and Mail in Envelope Provided
______________________________________________________________________

     A /X/ Please mark your votes as in this example.

     The Board of Directors recommends a vote FOR Item 1.

Item 1:
                    FOR / /
                    WITHHELD / /

     Election of the Director      3 Year Term

     Nominee                       Dr. Craig E. Dorman

     In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

                      PLEASE MARK, SIGN, DATE AND PROMPTLY
                     RETURN THIS PROXY CARD IN THE ENCLOSED
                                    ENVELOPE
                     ______________________________________

Check if you intend to attend the meeting in person    / /
Change of Address Please Note Below                    / /
     Change of Address _____________________________

____________________________________________________

____________________________________________________


Signature___________________________________________ Date: ___________________


Signature___________________________________________ Date: ___________________
   (Signature, if shares held jointly)

     NOTE: Please sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, Administrators, Trustee, etc. should so indicate when signing.